UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

SADOT GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENTAL PROXY MATERIALS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 13, 2026

These supplemental proxy materials supplement and update the Definitive Proxy Statement (the “Proxy Statement”) filed by Sadot Group Inc. (the “Company,” “we,” “us,” or “our”) with the Securities and Exchange Commission (the “SEC”) on February 23, 2026, and mailed to stockholders on or about that date, for our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on April 13, 2026, at 10:00 a.m. Central Time via live webcast at https://www.meetnow.global/MA9TRCZ.

This supplement is being furnished to stockholders to disclose a material development that occurred after the Proxy Statement was mailed: an amendment to the terms of our outstanding Series A Preferred Stock.

Stockholders should read this supplement together with the Proxy Statement. Except as described below, all other information in the Proxy Statement remains unchanged and is incorporated herein by reference. Capitalized terms used but not defined in this supplement have the meanings given to them in the Proxy Statement.

SUPPLEMENTAL DISCLOSURE

Amendment to Series A Preferred Stock Terms

As disclosed in the Proxy Statement (see pages 7, 19 and 50), on February 11, 2026, we issued 10,000 shares of Series A Preferred Stock to Stanley Hills, LLC in a private placement. The initial terms included a stated value of $14.5244 per share, with each share entitled to 14.5244 votes on matters submitted to a vote of common stockholders (voting together as a single class with common stock, except as otherwise required by law), for a total of 145,244 votes attributable to the Series A Preferred Stock. The Series A Preferred Stock is not convertible into common stock.

On March 2, 2026, we entered into a First Amendment to the Stock Purchase Agreement with Stanley Hills, LLC. On March 5, 2026, we filed a Certificate of Amendment to the Certificate of Designation for the Series A Preferred Stock with the Nevada Secretary of State.

The amendment reduces the stated value per share of Series A Preferred Stock from $14.5244 to $5.1596. As a result, the voting power per share is correspondingly reduced to 5.1596 votes per share (based on the same $1.00 reference conversion price for voting purposes), resulting in a total of approximately 51,596 votes attributable to the Series A Preferred Stock. Other material terms of the Series A Preferred Stock, including non-convertibility into common stock, liquidation preferences (adjusted proportionally to the reduced stated value), and redemption provisions, were amended accordingly to reflect the lower stated value.

Purpose of the Amendment

The amendment was made to align the voting power more closely with the adjusted economic value, thereby reducing the voting. This change is not in response to any specific takeover threat or proxy contest but is intended to benefit the capital structure for common stockholders.

Impact on Proxy Proposals

This amendment does not change any of the proposals described in the Proxy Statement, including Proposal 3 (to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000 to 250,000,000). However, the reduction in voting power from the Series A Preferred Stock may be relevant to stockholders when evaluating the overall capital structure, potential dilution from future issuances, and voting dynamics at the Annual Meeting.

The Board continues to recommend a vote FOR each proposal as set forth in the Proxy Statement.

Additional Information

This amendment was reported in our Current Report on Form 8-K filed with the SEC on March 5, 2026 (the “March 5 8-K”), which is incorporated herein by reference. The March 5 8-K includes as Exhibit 3.1 the Certificate of Amendment to Designation filed with the Nevada Secretary of State. Stockholders are encouraged to review the March 5 8-K for full details.

No Change to Meeting Details The Annual Meeting will still be held on April 13, 2026, at 10:00 a.m. Central Time, virtually at https://www.meetnow.global/MA9TRCZ. The record date for determining stockholders entitled to vote remains February 17, 2026. Proxies previously submitted will remain valid unless properly revoked or changed.

If you have already voted, you do not need to take any action unless you wish to change your vote.

Dated: March 11, 2026

By Order of the Board of Directors

Chagay Ravid, Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials The Proxy Statement, this supplement, our Annual Report on Form 10-K, and other proxy materials are available free of charge at the SEC’s website (www.sec.gov) or on our website at www.sadotgroupinc.com.